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                                                          EXHIBIT 21.1


                            LISTING OF SUBSIDIARIES



      Name of Subsidiary                           Place of Incorporation
      ------------------                           -----------------------



Twin Laboratories Inc.                               Utah
Twin Laboratories (U.K.)Ltd.                         United Kingdom
Twinlab FSC Inc.                                     Barbados
Twinlab Passion Ltd.                                 United Kingdom
Changes International, Inc.                          Florida
Changes International (U.K)Ltd.                      United Kingdom
Changes, A Twinlab Company S. de R.I.                Mexico
Advanced Research Press, Inc.                        New York
Bronson Laboratories, Inc.                           Delaware
Health Factors International, Inc.                   Delaware
PR*Nutrition, Inc.                                   California